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                                                                   EXHIBIT 3.3.1


                             AMENDMENT TO BYLAWS OF
                               KEY PLASTICS, INC.

         The Board of Directors ("Board") of Key Plastics, Inc., a Michigan corporation (the "Company"), by unanimous vote at a meeting of the Board on January 28, 1998, hereby amends the Bylaws of the Company (the "Bylaws"), pursuant to Article XII of the Bylaws, and in accord with Section 231 of the Michigan Business Corporation Act, effective February 9, 1998, as follows:

         Sections 5.01, 5.02, 5.03 and 5.07 of the Bylaws is deleted and replaced in its entirety by the following:

         5.01 NUMBER AND ELECTION. The business and affairs of the corporation shall be managed by the Board. The Board shall initially consist of five (5) directors. By August 9, 1998, the size of the Board shall be increased to eight
(8) directors. When the size of the Board is from five (5) to seven (7) directors, one (1) of the directors shall be appointed by Paribas Principal Incorporated, a New York corporation ("Paribas") and the remaining directors shall be elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or until his resignation or removal. When the size of the Board is eight (8) directors, two (2) of the directors shall be appointed by Paribas and six shall be elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or until his resignation or removal. When the size of the Board is less than eight (8) directors, Paribas shall also be entitled to appoint one observer who may participate in meetings of the directors. The directors need not be residents of Michigan or shareholders of the corporation. Notwithstanding the foregoing, the rights of Paribas set forth in this Section 5.01 shall terminate as provided in Section 5.13.

         5.02 RESIGNATION AND REMOVAL. Any director can resign by written notice to the corporation. The resignation is effective upon its receipt by the corporation or a subsequent time as set forth in the notice of resignation. Any director elected by the shareholders, or all the directors elected by the shareholders (but not the directors appointed by Paribas) may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors. Any director appointed by Paribas, or all the directors appointed by Paribas (but not the directors elected by the shareholders) may be removed, with or without cause, by Paribas. Notwithstanding the foregoing, the rights of Paribas set forth in this Section 5.02 shall terminate as provided in Section 5.13.

         5.03 VACANCIES. Vacancies in the Board of directors eligible for election by the shareholders occurring by reason of death, resignation, removal, increase in the number of directors or otherwise shall be filled by the affirmative vote of a majority of the remaining directors that were elected by the shareholders, though less than a quorum of the Board, unless filled by proper action of the shareholders of the corporation. Each person so elected shall be a


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director for a term of office continuing only until the next election of directors by the shareholders. Vacancies on the Board of the directors eligible for appointment by Paribas by reason of death, resignation, removal, increase in the number of directors or otherwise shall be filled by proper action by Paribas. Notwithstanding the foregoing, the rights of Paribas set forth in this
Section 5.03 shall terminate as provided in Section 5.13.

         5.07 QUORUM. The number of directors required to constitute a quorum for the transaction of business shall vary depending upon the size of the Board as follows:

                  Size of Board               Number Required for Quorum
                -----------------             --------------------------
                     5                                  3
                     6                                  4
                     7                                  4
                     8                                  5

A majority of the members of a committee of the Board constitutes a quorum for the transaction of business of the committee. Approval by the Board shall require a majority of the Board, and not just a majority of the quorum, except as a larger vote may be required by the laws of the State of Michigan. The vote of a majority of the directors present at any meeting of a committee at which there is a quorum shall be the acts of the committee, except as a larger vote may be required by the laws of the State of Michigan. A member of the Board or of a committee designated by the Board may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner constitutes presence in person at the meeting. Notwithstanding the foregoing, the rights of Paribas set forth in this Section
5.07 shall terminate as provided in Section 5.13.

         Section 5.08 of the Bylaws are amended by adding the following sentence at the end of said section:

         The Board shall cause a director appointed by Paribas to be on each material committee of the corporation and on each governing board or each material committee of each subsidiary of the corporation except for Materias Plasticas S.A. Notwithstanding the foregoing, the rights of Paribas set forth in this Section 5.08 shall terminate as provided in Section 5.13.

         Article V of the Bylaws are amended by adding at the end of such Article, the following Sections 5.11 and 5.12:

         5.11 LIMITATION ON POWERS. (a) Subject to the provisions of Section 5.13, notwithstanding any other provision set forth in this Article V or any other provision contained in these Bylaws to the contrary, no agreement of merger of the corporation may be adopted by the Board except with the approval of at least 90% of the Board then in office.

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         (b) Subject to the provisions of Section 5.13, notwithstanding any other provision set forth in this Article V or any other provision contained in these Bylaws to the contrary, except with the approval of at least 90% of the Board, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by the Board on behalf of the corporation, and the Board shall cause each of its subsidiaries to abstain from acting with respect to the following:

         (i) incur indebtedness unless the incurrence of such indebtedness would be permitted under the Indenture Agreement dated March 24, 1997, entered into by the corporation, several affiliates of the corporation and Marine Midland Bank, as amended (the "Indenture"), as in effect on February 9, 1998 and whether any amounts remain outstanding thereunder, and any less restrictive amendments thereto;

         (ii) the sale or other disposition of any type, in a single transaction or series of related transactions, of assets, the gross proceeds from any such sale which exceeds $15,000,000, or the sale or other disposition of assets, the gross proceeds from all such sales occurring after February 9, 1998 which exceeds $30,000,000, in the aggregate;

         (iii) capital expenditures in any fiscal year in excess of 125% of such year's budget as approved by the Board;

         (iv) enter or permit any of its subsidiaries to enter into any business other than Permitted Business (as defined in the Indenture as in effect on February 9, 1998);

         (v) all other mergers, acquisitions (of stock, assets or otherwise), partnerships, joint ventures, purchases of assets and similar transactions, in excess of $75 million individually or $150 million in the aggregate beginning on February 9, 1998, provided, however, that this restriction shall not apply to such a transaction that results in a sale of substantially all of the assets of the corporation;

         (vi) amendments to the Articles of Incorporation of the corporation;

         (vii) file for bankruptcy or other liquidation, winding up or dissolutions events; and

         (viii) the issuance of equity of the Company, except for the following:

                  (a) the amount received for such offered interest is, on a proportionate basis, equal to or in excess of 110% of the amount paid by Paribas for its member interest in Key Plastics Technology, L.L.C., a Michigan limited liability company ("Technology"), or, if such equity interest is issued prior to January 31, 1999, unless the amount received is at least equal to the amount paid by Paribas, or

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                  (b)      an issuance of equity to use as consideration in an
                           acquisition of a business or assets or a joint venture or similar transaction approved by the Board.

         5.12 VOTE AS MEMBER OF TECHNOLOGY. Notwithstanding any other provision set forth in this Article V or any other provision contained in these Bylaws to the contrary, whenever any action is required by the corporation as a member of Technology, such action shall be taken by a majority of the shareholders of the corporation voting in accordance with their equity ownership of the corporation.

         5.13 TERMINATION OF CERTAIN PROVISIONS. Upon the occurrence of a Qualified Public Offering, as defined in the Equityholders Agreement between the Company, Technology, Paribas and certain shareholders of the Company, dated February 9, 1998 (the "Equityholders Agreement"), all vote requirements of greater than 50% contained in these Bylaws including, without limitation, those contained in Sections 5.11 and 12.01 shall terminate. In addition, at such time that Paribas' interest in Technology is equal or below 15%, Paribas shall be entitled to appoint only one (1) director under Section 5.01 hereof and at such time as Paribas' interest in Technology is equal or below 5%, Paribas is not entitled to appoint any director under Section 5.01 hereof.

         Article XII of the Bylaws is deleted and replaced in its entirety by the following:

                                   ARTICLE XII
                                   AMENDMENTS

         12.01 AMENDMENTS. The Bylaws of the corporation may be amended, altered or repealed, in whole or in part, by the shareholders or by the Board of Directors at any meeting duly held in accordance with these Bylaws, provided that notice of the meeting includes notice of the proposed amendment, alternation or repeal, provided, however, that: (i) subject to the provisions of
Section 5.13, Sections 5.01, 5.02, 5.03, 5.07, 5.11 or the last sentence of
Section 5.08 may not be amended, altered or repealed, in whole or in part, without the approval of at least 90% of the Board and (ii) notwithstanding any other provision set forth in this Article XII or any other provision contained in these Bylaws to the contrary, Section 5.12 may not be amended, altered or repealed, in whole or in part, without the approval of majority of the shareholders of the corporation voting in accordance with their equity ownership of the corporation.




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